Leatt Corp Announces Results for

the Second Quarter 2024

CAPE TOWN, South Africa, (August 9, 2024) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of head-to-toe protective equipment for Moto, MTB, and a wide range of extreme and high-velocity sports, today announced financial results for the second quarter ending June 30, 2024.  All financial numbers are in U.S. dollars.

Second Quarter 2024 Summary

• Revenues for the second quarter were $10.08 million, down 18%, compared to the second quarter of 2023.

• Cash flows provided by operations were $2.99 million for the six months ended June 30, 2024.

• Income (loss) from operations for the second quarter was $(1.13) million, down 186%, compared to the second quarter of 2023.

• Cash and cash equivalents increased 17% to $13.33 million for the six months ended June 30, 2024.

• Successful launch of new product category, a portfolio of bicycle components including handlebars, grips, and ultra-light stems and pedals, at Eurobike Tradeshow.

Chief Executive Officer Sean Macdonald commented, "We are beginning to see progress in a return to sustainable growth. Encouraging growth in sales at the consumer and dealer direct level have started to filter through to ordering from our distributors and we have started to see a level of growth in some key product categories. While there are still some challenging industry and economic headwinds globally as inventory is digested, we believe that this promising uptick in ordering patterns will filter through to our results in due course and is a trend that will contribute to growth over the next few periods and beyond.

"Total global revenues for the second quarter of 2024 were $10.08 million, an 18% decrease from last year's second quarter. U.S. sales increased to $3.73 million and international sales decreased to $6.34 million. Consumer direct sales increased by 19% and dealer direct sales increased by 14%, which we believe is a testament to strong brand recognition and the success of our drive to reach a wider group of consumers globally. While sales to our global distributors decreased by 33% as distributors continued to manage industry-wide stocking dynamics, current ordering patterns and the addition of some very exciting new distributor partnerships in the United Kingdom, Europe, and emerging markets are a highlight that we believe will filter through to our results over the next several quarters.

"At a product level, declines in helmet sales and our other products, parts, and accessory category during the second quarter were partially offset by increases in body armor sales and neck braces. It was particularly encouraging to see neck brace, body and limb protection, knee brace, and MTB apparel returning to growth on a global basis. We also continued to ship promising ADV apparel orders during the quarter and look forward to delivering a pipeline of innovative product categories to the growing ADV market over the next several quarters.

"Cash increased by $1.98 million, to $13.33 million, with cash flows provided by operations of $2.99 million for the six months ended June 30, 2024. Our liquidity also continues to improve as our team continues to manage working capital efficiently.

"On a year-to-date basis, despite a decrease in revenues and an increase in costs, we generated cash flows from operating activities of $2.99 million as of June 30, 2024, reflecting the robustness of our business model.

"Our inventory levels continue to stabilize and have decreased by $5.65 million or 28% over the last six months, as we continue to seek opportunities to turn over slower moving inventory."

Financial Summary

Total revenues for the second quarter of 2024 were $10.08 million, down 18%, compared to $12.35 million for the second quarter of 2023. The decrease in worldwide revenues is attributable to a $2.09 million decrease in helmet sales and a $0.44 million decrease in other products, parts, and accessory sales, which were partially offset by a $0.21 million increase in body armor sales and a $0.05 million increase in neck brace sales, as our distributors continue to constrain ordering and manage industry-wide stocking dynamics.

Income (loss) from operations for the second quarter of 2024 was $(1.13) million, down 186%, compared to $1.31 million for the second quarter of 2023.

Net income (loss) for the second quarter of 2024 was $(1.06) million, or $(0.17) per basic and $(0.16) per diluted share, down 236%, as compared to net income of $776,139, or $0.13 per basic and $0.12 per diluted share, for the second quarter of 2023.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At June 30, 2024, the Company had cash and cash equivalents of $13.33 million and a current ratio of 9.6:1, compared to a current ratio of 6.3:1 at June 30, 2023.

Founder and Chairman Dr. Christoper Leatt remarked, "Our new MTB portfolio of bicycle components including handlebars, grips, and ultra-light stems and pedals, are all more examples of Leatt innovation, design, and technical expertise."

Business Outlook

Mr. Macdonald added, "Although there are still some challenging industry and economic headwinds globally, inventory continues to be digested, participation remains strong, and ordering patterns continue to improve and have started to filter through to our international distributors. We also continue to see very encouraging growth trends at the dealer and consumer level as the demand for Leatt products continues to be very encouraging.

"We continue to invest heavily in consumer brand recognition and building out a high-performing team of sales and marketing professionals around the world as industry-wide turbulence presents an opportunity to grow the Leatt family by adding talented team members. Although these investments typically take time to add to our financial results, we believe that investing in brand momentum and building a great team remain cornerstones of our future growth plans.

"We look forward in the coming months to what we believe will be successful global launches of our 2025 product lines for MOTO, MTB, and ADV as our team of developers and engineers continue to strive for product excellence. We expect that the 2025 MTB lineup will include an exciting new category-top-level, innovative bicycle components.

"We are all enthusiastic about the future with our strong portfolio of innovative products in the market and in the pipeline, a multi-channel sales organization that is growing and developing, and a robust balance sheet to fuel brand and revenue growth. We remain confident we are well-positioned for future growth and shareholder value."

Conference Call

The Company will host a conference call at 10:00 am ET on Friday, August 9, 2024, to discuss the 2024 second-quarter results.

Participants should dial into the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13748296.

For those unable to attend the call, a recording of the live webcast will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Driven by the science of thrill, Leatt Corporation develops head-to-toe personal protective gear for various sports, with a focus on mountain biking and extreme motorsports. This includes the award-winning Leatt-Brace®, a neck brace system considered the gold standard for neck protection when worn in conjunction with a helmet. Leatt products are designed for participants in extreme sports that use motorcycles, bicycles, mountain bikes, all-terrain vehicles, snowmobiles, and other open-air vehicles.

For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Twitter, and Instagram.

Forward-looking Statements

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the continued impact of the ADV range of products and direct-to-consumer sales on the Company's results of operations; the Company's ability to continue developing a pipeline of innovative products and global industry talent to fuel future growth; the general ability of the Company to achieve its commercial objectives, including development and growth of a multi-channel sales organization; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION

CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30, 2024	December 31, 2023
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$13,329,948	$11,347,420
Accounts receivable, net	5,733,601	6,970,322
Inventory, net	14,738,542	20,391,873
Payments in advance	1,168,433	664,754
Deferred asset, net	9,601	9,601
Income tax refunds receivable	521,088	623,081
Prepaid expenses and other current assets	2,592,893	2,297,934
Total current assets	38,094,106	42,304,985

Property and equipment, net	3,678,621	4,026,821
Operating lease right-of-use assets, net	699,260	845,209
Accounts receivable, net	244,383	309,947
Deferred tax asset, net	84,200	84,200

Other Assets
Deposits	37,527	36,210

Total Assets	$42,838,097	$47,607,372

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$3,217,573	$5,202,368
Notes payable, current	72,025	112,858
Operating lease liabilities, current	282,581	299,432
Short term loans, net of finance charges	400,398	1,135,761
Total current liabilities	3,972,577	6,750,419

Notes payable, net of current portion	15,595	30,652
Operating lease liabilities, net of current portion	416,679	545,777

Commitments and contingencies

Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 6,215,440 and 6,215,440 shares issued and outstanding	130,553	130,553
Additional paid - in capital	10,749,136	10,745,384
Accumulated other comprehensive loss	(1,375,246)	(1,398,258)
Retained earnings	28,925,803	30,799,845
Total stockholders' equity	38,433,246	40,280,524

Total Liabilities and Stockholders' Equity	$42,838,097	$47,607,372

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2024	2023	2024	2023
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$10,078,695	$12,350,224	$20,693,165	$25,429,567

Cost of Revenues	6,157,282	7,007,442	12,763,419	14,314,015

Gross Profit	3,921,413	5,342,782	7,929,746	11,115,552

Product Royalty Income	92,780	10,248	132,083	23,384

Operating Expenses
Salaries and wages	1,608,372	1,228,491	3,176,643	2,469,927
Commissions and consulting expenses	165,601	110,925	289,817	207,249
Professional fees	120,617	111,785	419,588	449,028
Advertising and marketing	1,183,282	863,378	2,075,699	1,704,472
Office lease and expenses	163,190	161,572	314,744	311,812
Research and development costs	628,793	632,968	1,184,571	1,217,959
Bad debt expense (recovery)	314	(230,616)	10,278	(181,221)
General and administrative expenses	977,160	868,595	1,920,048	1,686,774
Depreciation	297,250	292,374	591,384	572,184
Total operating expenses	5,144,579	4,039,472	9,982,772	8,438,184

Income (Loss) from Operations	(1,130,386)	1,313,558	(1,920,943)	2,700,752

Other Income (Expenses)
Interest and other expenses, net	98,016	(16,874)	73,533	(37,798)
Total other Income (expenses)	98,016	(16,874)	73,533	(37,798)

Income (Loss) Before Income Taxes	(1,032,370)	1,296,684	(1,847,410)	2,662,954

Income Taxes	24,993	520,545	26,632	863,594

Net Income (Loss) Available to Common Shareholders	$(1,057,363)	$776,139	$(1,874,042)	$1,799,360

Net Income (Loss) per Common Share
Basic	$(0.17)	$0.13	$(0.30)	$0.30
Diluted	$(0.16)	$0.12	$(0.29)	$0.29

Weighted Average Number of Common Shares Outstanding
Basic	6,215,440	5,971,340	6,215,440	5,971,340
Diluted	6,490,828	6,268,520	6,490,828	6,268,520

Comprehensive Income (Loss)
Net Income (Loss)	$(1,057,363)	$776,139	$(1,874,042)	$1,799,360
Other comprehensive income (loss) , net of $0 deferred income taxes in 2024 and 2023
Foreign currency translation	160,564	(163,320)	23,012	(437,069)

Total Comprehensive Income (Loss)	$(896,799)	$612,819	$(1,851,030)	$1,362,291

The accompanying notes are an integral part of these consolidated financial statements.

LEATT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS  ENDED JUNE 30, 2024 AND 2023

	2024	2023

Cash flows from operating activities
Net income (loss)	$(1,874,042)	$1,799,360
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	591,384	572,184
Stock-based compensation	3,752	-
Bad debts reserve	1,559	(202,905)
Inventory reserve	(28,390)	180,164
Deferred asset allowance	-	(37,518)
Loss on sale of property and equipment	-	12
(Increase) decrease in:
Accounts receivable	1,235,162	2,692,726
Deferred asset	-	762,012
Inventory	5,681,721	3,466,369
Payments in advance	(503,679)	5,079
Prepaid expenses and other current assets	(294,959)	865,006
Income tax refunds receivable	101,993	-
Long-term accounts receivable	65,564	-
Deposits	(1,317)	924
Increase (decrease) in:
Accounts payable and accrued expenses	(1,984,795)	(858,760)
Income taxes payable	-	(2,026,505)
Deferred compensation	-	(400,000)
Net cash provided by operating activities	2,993,953	6,818,148

Cash flows from investing activities
Capital expenditures	(239,094)	(265,819)
Net cash used in investing activities	(239,094)	(265,819)

Cash flows from financing activities
Repayment of notes payable to bank	(55,890)	(52,141)
Repayment of short-term loans, net	(735,363)	(738,228)
Net cash used in financing activities	(791,253)	(790,369)

Effect of exchange rates on cash and cash equivalents	18,922	(867,308)

Net increase in cash and cash equivalents	1,982,528	4,894,652

Cash and cash equivalents - beginning of period	11,347,420	7,102,945

Cash and cash equivalents - end of period	$13,329,948	$11,997,597

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$42,210	$42,127
Cash paid for income taxes	$26,633	$2,846,403

Other noncash investing and financing activities
Common stock issued for services	$3,752	$-

The accompanying notes are an integral part of these consolidated financial statements.